Document EX-21

Subsidiaries of the Registrant

CHAMPION PARTS, INC.

EIN: 36-2088911

Champion Parts, Inc.  (Common parent)

- Western Rebuilders, Inc. (1)

- C.P.R. Properties, Inc. (1)

- Champion-APR, Inc. (1)

- IMT, Inc. (1)

- Champion Productos Reacondicionados, S.A. de C.V. (2)

- Super Parts, Inc.

* Champion Parts (Canada), Ltd.

  (Subsidiary of Super Parts, Inc.) (3)

Notes:

Corporations noted by (1) have no employees (Dormant Status)

Corporation noted by (2) is a Mexican Corporation (Dormant Status)

Corporation noted by (3) operates only in Canada with Canadian employees.